Valeritas’ V-Go® Wearable Insulin Delivery Device Demonstrates Positive Clinical and Economic Benefits in Patients with Type 2 Diabetes

BRIDGEWATER, N.J., May 23, 2018 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ:VLRX), a medical technology company which offers patients with type 2 diabetes V-Go® Wearable Insulin Delivery device, a simple, affordable, all-in-one insulin delivery option that is worn like a patch and can eliminate the need for taking multiple daily shots, announced today that data demonstrating the effectiveness of V-Go in terms of glycemic control, insulin utilization, and healthcare cost compared to multiple daily injections (MDI) of insulin therapy among people with type 2 diabetes, was presented at the Annual International Society for Pharmacoeconomics and Outcomes Research (ISPOR) Meeting in Baltimore, Maryland.
This retrospective cohort study was performed using administrative claims from the HealthCore Integrated Research Database (HIRD®) between 07/01/2011-07/31/2017. During follow-up, both cohorts (118 well-balanced pairs with mean baseline HbA1c: 9.2%) experienced improvements in glycemic control relative to baseline (% with HbA1c ≤9%, pre/post: V-Go 49/69, p<0.001; MDI 50/60, p= 0.046). Despite both cohorts having a similar baseline number of insulin Rx fills and diabetes-related medication costs, V-Go users had fewer insulin Rx fills, a lower increase in diabetes-related medication costs, and a 21% decline in insulin total daily dose (TDD), as compared to MDI users.
“These positive data add to our growing body of evidence demonstrating the clinical and economic benefits of V-Go as compared to multiple daily injections of insulin for individuals with type 2 diabetes,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Helping patients lower their blood sugar is the primary objective but equally important is achieving these results with less insulin and lowering diabetes-related medication costs.”
About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots.  V-Go administers a continuous preset basal rate of insulin over 24 hours and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.
Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at http://www.sec.gov.

Investor Contacts:
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Gilmartin Group
610-368-6505
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